Exhibit 10.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS MARKED WITH A [*****]

JTC Corporation
The JTC Summit
8 Jurong Town Hall Road
Singapore 609434

Our Ref:

Case No:

26 May 2020

OMS Oilfield Services Pte. Ltd.

10 Gul Circle

Singapore 629566

Attn:

Via Email Only:

Dear Sirs,

OFFER OF FURTHER TERM OF LEASE PRIVATE LOTS A3003426, A3003427 AND A3003428 AT 10 GUL CIRCLE SINGAPORE 629566

1	We refer to your application for a further term of lease and are pleased to offer you a lease of the Premises for a Further Term of 17 Years from 01 May 2023 subject to the terms and conditions in this letter, the attached specimen Legal Document specified in paragraph 9 below, including the ML mentioned in paragraph 2.8 below, (collectively called “Offer”).

2	Definitions

For the purpose of this Offer, the following expressions shall have the following meanings: -

2.1	“Aesthetic Control Guidelines	:	the Aesthetic Control Guidelines

2.2	“Development Period”	:	3 Years from the Offer Date.

2.3	“Depreciated Replacement Value of the Existing Actual Structures”	:	the depreciated replacement value of the buildings, structures that are to be demolished by you (if any) under the Development Works.

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2.4	“Existing Actual GPR	:	the existing actual gross plot ratio of 0.84 to which the Premises has been built prior to the date of this letter.

2.5	“Further Term”	:	17 Years from the Further Term Commencement Date.

2.6	“Further Term Commencement Date	:	01 May 2023

2.7	“Legal Document”	:	as defined in paragraph 9 below.

2.8	“ML”	:	the memorandum of lease registered with the Singapore Land Authority as Instrument No. IB/293564T (also referred to by us as “ML 11.12A”).

2.9	“Offer Date”	:	26 May 2020

2.10	“Premises”	:	Private Lots A3003426, A3003427 & A3003428 also known as Government Survey Lot 03606Cpt of Mukim MK07, at 10 Gul Circle Singapore 629566 as shown on the Plan with a final survey area as follows:

A3003426 – 12,070.80 square metres
A3003427 - 6,886.60 square metres
A3003428 - 10,000.10 square metres

2.11	“Specified Date”	:	30 April 2020, being the date you submitted full information to us (to our satisfaction) for your application for a further term of lease.

3	Investment Criteria

3.1	You shall:

(a)	develop the Premises to a (“Minimum Land Area Coverage”) of not less than % of the total land area as declared by you, but the gross plot ratio shall not exceed (“Maximum GPR”); and

(b)	fulfil your declared aggregate investment on plant and machinery at the Premises of at least and the remainder may consist of the net book value of the existing plant and machinery at the Premises as submitted on the Specified Date), all within the Development Period, and show to our satisfaction due proof of the same by 25 November 2023.

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3.1A	JTC is committed to environmental sustainability. We encourage you to adopt green building measures for the Property.

3.2	Appendix A of this letter contains the details of the prorating of the Further Term if we exercise our absolute discretion, as stipulated in clause 3.2 of the Agreement to Lease, to reduce the Further Term instead of not granting you the Further Term at all. For avoidance of doubt, please note that under our current policy, we will in any case not grant you any Further Term (i.e., there will not be any prorating) if you fail within the Development Period to meet the fixed investment criteria to qualify for a Reduced Further Term of at least 10 years.

3A	Development Works

You shall develop the Premises in accordance with your proposal to us (as shown on the plan at Appendix C) (“Development Works”) subject to the following conditions:-

3A.1	you shall obtain our prior written consent and the prior approvals of the relevant governmental and statutory authorities (“Authorities”) in accordance with clause 2 in the Second Schedule of the Agreement to Lease; and

3A.2	you shall obtain our prior written consent for the demolition or retention of any of the existing building and structures.

3A.3	you shall submit to us:

(a)	the Temporary Occupation Permits (“TOP”) within the Development Period; and

(b)	the Certificate of Statutory Completion within one (1) year of the TOP.

For any new building or structure and for the refurbishment of any existing building or structure, as applicable.

3B	Return of Premises and Compensation for any Shortfall in GPR

If the actual gross plot ratio of the completed Development Works (“New Actual GPR”) is less than the Existing Actual GPR, you shall:

(a)	return and handover the Premises (with all the reinstatement works completed within the time stipulated) to us; and

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(b)	compensate and pay to us on demand the sum representing the difference between the Existing Actual GPR and the New Actual GPR in proportion to the amount of the Depreciated Replacement Value of the Existing Actual Structures. Our decision/determination shall be final.

3C	Pro-rate Further Term

If the New Land Area Coverage is more than the Existing Land Area Coverage but less than the Minimum Required Land Area Coverage, the Further Term will be pro-rated according to Appendix A. For avoidance of doubt, please note that under our current policy, we will in any case not grant you any Further Term (ie, there will not be any prorating) if you fail within the Development Period to meet the land area coverage to qualify for a Reduced Further Term of at least 10 years.

4	Aesthetic Control Guidelines

Subject to paragraph 5 below, you shall comply, and shall carry out such refurbishment or other works as are necessary to comply with our Aesthetic Control Guidelines, within the Development Period.

4A	Your application for renewal of lease contained a declaration of your value added, remuneration and number of workers, information we additionally relied on in deciding whether to make your this Offer. You shall therefore submit, by a further declaration, details of your actual value added, remuneration and number of workers as at 26 May 2025 (“5 Year Mark”). The further declaration shall be:

4A.1	in the form set out in Appendix C1; and

4A.2	submitted to us within 6 months from the 5 Year Mark together with your external auditor’s statement verifying the information and data in the further declaration.

5	Preparation and Submission of Plans

5.1	Please also see the Schedule of Building Terms in the Agreement to Lease (“ATL”).

5.2	The certification by the Qualified Person as stipulated in clause 2B.2 of the ATL shall be in the form attached at Appendix D and shall be submitted to us by 25 November 2023.

6	Authorised Use

6.1	Upon your due acceptance of this Offer, the Authorised Use during the Lease Term[1] is only.

[1]	Note to Customer: For the purposes of this paragraph 6 “Lease Term” means the original or existing lease term if it has not expired at the date of this Offer, as well as the Further Term.

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6.2	The following clause 2.27(b) shall replace the clause 2.27(b) in the First Schedule Lease of the Legal Document:

“(b)	Not to change the Authorised Use except with the prior written consent of the Lessor, Provided That the Lessee may only submit an application for such change in the Authorised Use if there has not been a change of more than 51% of the shareholding of the Lessee in the five (5)-year period immediately preceding the date of such application. In giving its consent, the Lessor may in his absolute discretion impose terms and conditions, including but not limited to requiring the Lessee to meet the Fixed Investment Criteria and to show due proof of it within such period of time as the Lessor may stipulate.

6.3	During any refurbishment or development works, you shall as far as possible maintain operations and use and occupy the Premises for the Authorised Use.

7	Annual Rent

The land rent2 for the Further Term, if granted, shall be at an initial rate based on the market rent prevailing on or about the commencement of the Further Term as determined by us. It shall be subject to revision on 01 May of every year to market rent3,                                                                                                     for each immediately preceding year.

8	Restrictions against Assignment etc

8.1	The Prohibition Period in clause 2.29 of the First Schedule Lease in the Legal Document is the period from the Offer Date (ie, the date of this letter):

(a)	until the expiry of 5 years from the date of our written confirmation of your fulfillment of the Fixed Investment Criteria stipulated in paragraph 3.1 above; or

(b)	until the expiry of 3 years from the Further Term Commencement Date,

whichever is later.

[2]	Note to Customer: Land rent in this context and in the context of paragraph 14 below refers to the yearly/annual rent (excluding waterfront fees/rent relating to the Allocated Waterfront Boundary Line, if any) as stipulated in the Agreement to/for Lease referred to in this Offer
[3]	Note to Customer: Market rent in this context refers to the revision of rent to the market rent or based on the market rent on the rent revision anniversaries/Respective Revision Dates as stipulated in the Agreement to/for Lease referred to in this Offer.

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8.2	Clause 2.29(c)(c3) of the specimen First Schedule Lease, and clause 2.29(c)(c3) in PART B of the Annex to the specimen Variation of Lease, in the Legal Document is replaced by the following:

“(c3)	the payment of monies, fee or deposit, including (without limitation) payment of the relevant amount indicated in the Mandatory Condition Payment Table attached to the Lessor’s letter dated 26 May 2020, as may be varied by mutual agreement between the Lessor and the Lessee, (“Lessor’s Renewal Letter”), together with GST at the then prevailing rate, by the time required by the Lessor. For the avoidance of any doubt –

(i)	The obligation to pay the relevant amount indicated in the Mandatory Condition Payment Table is also applicable before the date of our written confirmation of your fulfilment of the Fixed Investment Criteria stipulated in paragraph 3.1 of the Lessor’s Renewal Letter, and is in addition to all other amounts payable to the Lessor under the Lessor’s Renewal Letter and the Legal Document (referred to in the Lessor’s Renewal Letter).

(ii)	In addition to all other amounts payable to the Lessor under the Lessor’s Renewal Letter and the Legal Document, the relevant amount determined in accordance with the Mandatory Condition Payment Table is also payable to the Lessor if there is any early surrender / termination arrangement agreed between the Lessor and the Lessee (including, without limitation, any arrangement relating to the Offer referred to in sub-clause (b)(b2) above).

(iii)	The Mandatory Condition Payment Table is initially based on a lease period of 17 years. Should the lease period subsequently be pro-rated (see paragraphs 3.2 and 3C of the Lessor’s Renewal Letter), a new payment table (as determined by the Lessor) will be issued by the Lessor, and will be binding on the Lessee.”

8.3	Clause 2.29(c)(c3) in PART B of the Annex to the specimen Supplemental Deed in the Legal Document is replaced by the following:

“(c3)	the payment of monies, fee or deposit, including (without limitation) payment of the relevant amount indicated in the Mandatory Condition Payment Table attached to the Lessor’s letter dated 26 May 2020, as may be varied by mutual agreement between the Lessor and the Lessee, (“Lessor’s Renewal Letter”), together with GST at the then prevailing rate, by the time required by us. For the avoidance of any doubt –

(i)	The obligation to pay the relevant amount indicated in the Mandatory Condition Payment Table is also applicable before the date of our written confirmation of your fulfilment of the Fixed Investment Criteria stipulated in paragraph 3.1 of the Lessor’s Renewal Letter, and is in addition to all other amounts payable to the Lessor under the Lessor’s Renewal Letter and the Legal Document (referred to in the Lessor’s Renewal Letter).

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(ii)	In addition to all other amounts payable to the Lessor under the Lessor’s Renewal Letter and the Legal Document, the relevant amount determined in accordance with the Mandatory Condition Payment Table is also payable to the Lessor if there is any early surrender / termination arrangement agreed between the Lessor and the Lessee (including, without limitation, any arrangement relating to the Offer referred to in sub-clause (b)(b2) above).

(iii)	The Mandatory Condition Payment Table is initially based on a Further Term of 17 years. Should the lease period subsequently be pro-rated (see paragraphs 3.2 and 3C of the Lessor’s Renewal Letter), a new payment table (as determined by the Lessor) will be issued by the Lessor, and will be binding on the Lessee; and”

9	Legal Documents

9.1	You shall be required to enter into an Agreement to Lease and a Variation of Lease/Supplemental Deed (as per specimens attached), (collectively called “Legal Document”). The intention of the Variation of Lease/Supplemental Deed is to immediately update the existing covenants, terms, conditions and stipulations of the existing lease so that they will be the same as those which will be applicable to the Further Term.

9.2	However, until such Legal Document is executed and effective, it is taken as part of this Offer and you shall, on acceptance of this Offer in accordance with paragraph 15 below, be deemed to have agreed to all the terms and conditions in the Legal Document in so far as such terms, conditions and covenants are not inconsistent with the terms and conditions of this letter. In the event of inconsistency the terms and conditions of this letter shall prevail. Please note that the specimens may be amended at the time of formalization to reflect fully the terms and conditions of this letter.

9.3	If the Premises have been mortgaged, we would advise you to inform the mortgagee before accepting this offer. The mortgagee will be required to endorse their consent on the Legal Document. For new mortgages, please see paragraph 17 below.

9.4	You shall pay the stamp duty related to the Legal Document.

9.5	Clause 2.5 (Interest) of the ML referred to in the Legal Document is replaced by the following:

“2.5	To pay interest at the rate of % per annum or such other rate as may be determined from time to time by the Lessor in respect of any arrears of rent or other outstanding sums due and payable by the Lessee under this Lease from the due dates of it until payment in full is received by the Lessor.”

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9.6	Clause 2.29(c)(c2) in PART B of the Annex to the specimen Supplemental Deed is replaced by the following:

“(c)	that an assignee be subject to the Prohibition for a period to be determined by the Lessor at the time of consent Except that the assignee may, subject to the Lessor’s prior written consent or prior written notification to the Lessor (as the case may be), in accordance with the Lessor’s requirements then prevailing mortgage or charge by way of assignment or debenture or sublet the Demised Premises.”

10	Further Terms and Conditions

10.1	No Change in Majority Shareholding

(a)	As at the Offer Date, your majority shareholder (who, directly, holds more than 50% of your shares) is “OMS Holdings Pte Ltd (UEN: 201009540N)” (“Majority Shareholder”). No change in the Majority Shareholder is allowed at all times during the remainder of the existing lease and the Further Term.

(b)	After the Prohibition Period, subject to our prior written consent being obtained, there can be a change of the Majority Shareholder. If our consent is given (which we are not obliged to), it will be on such terms and conditions as imposed by us at our discretion, including (without limitation) the payment of monies, fee or deposit. Such monies or fee may include (without limitation) the payment to us of the relevant amount indicated in the Mandatory Condition Payment Table attached at Appendix G, together with GST at the then prevailing rate, by the time required by us.

(c)	For the avoidance of any doubt –

(c1)	The obligation to pay the relevant amount indicated in the Mandatory Condition Payment Table is also applicable before the date of our written confirmation of your fulfilment of the Fixed Investment Criteria stipulated in paragraph 3.1 above, and is in addition to all other amounts payable to us under this Offer and the Legal Document.

(c2)	The Mandatory Condition Payment Table is initially based on a lease period of 17 years. Should the lease period subsequently be pro-rated (see paragraphs 3.2 and 3C above), a new payment table (as determined by us) will be issued by us, and will be binding on you.

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10.2	Refund of Land Rent Assistance

(a)	The amounts payable to us under paragraph 7 above (excluding the service charge, if any), and the rent payable under the existing lease are computed on the basis that you will remain our lessee, and there is no change in Majority Shareholder, at all times during the remainder of the existing lease and the Further Term, (“Mandatory Condition”).

(b)	Consequently, if for whatever reason, the Mandatory Condition is not complied with, and we give our consent (which we are not obliged to) under –

(b1)	paragraph 10.1 above; or

(b2)	clause 2.29(c) of the specimen First Schedule Lease in the Lease Document; or

(b3)	Clause 2.29(c) in PART B of the Annex to the specimen Variation of Lease in the Lease Document; or

(b4)	Clause 2.29(c) in PART B of the Annex to the specimen Supplemental Deed in the Lease Document,

as the case may be, the relevant amount indicated in the Mandatory Condition Payment Table is payable by you to us, by the time required by us, failing which interest at the rate referred to in the replacement clause set out in paragraph 9.5 above will be payable until payment in full is received by us.

(c)	For the avoidance of any doubt, the Mandatory Condition is not complied with in the event you are required to return the Premises to us under paragraph 3B above, or there is any early surrender / termination arrangement agreed between us, including (without limitation) any arrangement relating to the Offer referred to in clause 2.29(b)(b2) of the specimen First Schedule Lease, clause 2.29(b)(b2) in PART B of the Annex to the specimen Variation of Lease, or clause 2.29(b)(b2) in PART B of the Annex to the specimen Supplemental Deed, in the Legal Document.

11	Environmental Baseline Requirements

11.1	You shall comply and ensure compliance with the Environmental Baseline Requirements set out in Appendix B2-1A of this letter. Please read that Appendix carefully, as some requirements need to be carried out within specified periods from the date of this letter.

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11.2	Your obligations at the termination of the Lease Term[4], by expiry or otherwise, is also stipulated in clause 2.30 (under the heading for EBS cases) of the Lease in the Legal Document and in that Appendix.

11.3	The technical guidelines for the Environmental Baseline Study are at Appendix B2.

11.4	The expression “First EBS” in paragraph 1.4A of Appendix B2-1A shall mean the Environmental Baseline Study report dated 5 December 2014 prepared by TUD SUV PSB Singapore which was previously submitted to us.

12	Special Terms and Conditions

12.1	There shall be no breach nor non-observance of any of the covenants and conditions in the existing Lease nor non-observance of any of the conditions set out in this Offer on your part to be observed or performed at any time before or at the expiry of the existing lease term or at the time of this Offer.

12.2	The permitted gross plot ratio in clause 2.28 of the Lease in the Legal Document shall not be less than the Minimum Required GPR but shall not exceed the Maximum GPR.

13	No Third Party Rights

A person who is not a party to this Offer and the lease shall have no right under the Contracts (Rights of Third Parties) Act (as amended or revised from time to time) to enforce any of its covenant, term or condition. The word “person” shall include a body corporate.

14	Mode of Payment

14.1	With immediate effect, all payments must be paid by Interbank GIRO or by bank transfer to our designated bank account, details of which are as follows:

The amount payable should be in Singapore Dollars and all bank charges shall be paid by you. During the Lease Term5, you shall pay the land rent, service charge (if any), and GST by Interbank GIRO or any other mode to be determined by the Corporation. Accordingly, you shall provide us with the duly completed GIRO authorisation form enclosed herewith.

[4]	Note to Customer: For the purposes of this paragraph 11 -
(a)	“Lease Term” means the original or existing lease term if it has not expired at the date of this Offer, as well as the Further Term; and
(d)	“Lease” means the original or existing Lease (if not expired), as well as the Legal Document referred to in paragraph 9 above.
[5]	Note to Customer: For the purposes of this paragraph 14.1, “Lease Term” means the original or existing lease term if it has not expired at the date of this Offer, as well as the Further Term.

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14.2	However, pending the GIRO arrangement being finalised, you shall pay the land rent, service charge (if any) and GST as they fall due via bank transfer. Please ignore the authorisation form if you already have an existing GIRO account with us.

15	Mode of Due Acceptance of Offer

This Offer shall automatically lapse if we do not receive all the following by 09 June 2020:-

15.1	The duly stamped original letter of acceptance, in the form set out in the Letter of Acceptance attached (Please date as required in your letter of acceptance). Please note that the letter of acceptance must be stamped within 14 days from the date of the letter of acceptance. Your lawyer will advise on the amount of stamp duty payable and arrange for stamping. (Information is also available at IRAS’ website at http:/www.iras.gov.sg).

15.2	Duly completed GIRO authorisation form (if applicable);

15.3	A copy of the Registry of Companies and Businesses Instant Information search relating to you.

You may submit the above mentioned items by post or if you wish to make the submission personally, please make arrangements directly with your Service Officer Mr                               . Please bring a copy of this letter when making your submission personally.

16	Clearance of Payments

Please note that payments made prior to your giving us the other items listed above may be cleared by and credited to us upon receipt. However, if the other items are not received within the time stipulated herein, this Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

17	Notice of Mortgage/Charge

Upon due acceptance of this Offer, you may mortgage your interest by giving us a Notice of Mortgage in accordance with our Practice Circular dated 8 September 2008 if the proposed mortgagee/chargee is a financial institution permitted by the laws of Singapore to lend to you on security of a mortgage/charge. A summary of the Practice Circular is attached at Appendix E of this letter. Please note that:-

17.1	Your lawyers may submit the Notice of Mortgage on your behalf.

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17.2	The Practice Circular may be retrieved from our website at http://www.jtc.gov.sg.

17.3	If the proposed mortgagee/chargee is not a financial institution, then our prior written consent is required.

17.4	Should you have any queries concerning the Practice Circular, you may contact any of these persons from our Legal Department at the following telephone numbers -

Ms	-
Ms	-
Ms	-

18	For Your information

18.1	To guide and assist you, please refer to the following:

(a)	A Schedule of Statutory Controls for Land, Standard Factory and Workshop Customers, and the Plan Submission Fact Sheet. These are subject to change from time to time by the Authorities. We make no representation as to the accuracy of its contents or otherwise, and you or your consultants should make independent enquiries to verify the information and obtain any other information you may need.

However, we make no representation as to the accuracy of their contents or otherwise, and you or your consultants should make independent enquiries to verify the information and obtain any other information you may need.

18.2	Under section 19(7) of Property Tax Act, you must, when any building / structure or any part of a building / structure which is liable to payment of property tax is demolished or removed, inform the Chief Assessor in writing within 15 days from the completion of the demolition or removal. As for erection of new buildings or when any building is rebuilt, enlarged, altered or improved, you may also wish to provide the development details to the Chief Assessor. A copy of IRAS’ Circular to JTC Lessees is attached at Appendix F. If you have any queries concerning property tax matters, please contact IRAS

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18.3	Please also note the following:

(a)	You are required to take Premises on an “as is where is” basis. Please see the Legal Document, including clause 4.3 of the ML.

(b)	In relation to paragraph D2 of the Schedule of Statutory Controls, the current zoning for the Premises is BUSINESS 2. In addition to other charges and fees (including development charges and differential premium), you may wish to know that URA currently charges $ /- (subject to GST at prevailing rate) in connection with Master Plan alteration;

(c)	The height restrictions (if any) indicated in the Plan Submission Fact Sheet. Please note that these are subject to change at any time without prior notice by the Authorities;

19	Conditional Offer

As this is a conditional offer, we wish to reiterate that in the event that there is a breach, non-observance or non-performance of any of the above conditions or any covenant or condition of the existing lease at any time before or at the expiry of the existing term or at the time of this Offer and notwithstanding any waiver by us in connection therewith or the regularisation of the same, we reserve the right not to grant you the Further Term. In such event, no compensation or refund of whatever nature shall be made by us.

20	Full Terms and Conditions

Any variation, modification, amendment, deletion, addition or otherwise of the terms of this Offer shall not be enforceable unless reduced in writing and signed by both parties. No terms or representation or otherwise, whether express or implied, shall form part of this Offer other than what is contained herein.

Yours faithfully

Assistant Manager
Offshore Marine Department
Aerospace, Marine & Urban Solutions Cluster

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Letter of Acceptance

Our Ref:

Date: 09 June 2020

Aerospace, Marine & Urban Solutions Cluster

JTC Corporation

The JTC Summit

8 Jurong Town Hall Road

Singapore 609434

Attention:

Dear Sirs

ACCEPTANCE OF OFFER FOR FURTHER TERM RELATING TO PRIVATE LOTS A3003426, A3003427 & A3003428 AT 10 GUL CIRCLE SINGAPORE 629566

1	We refer to your letter of Offer (“Letter”) dated 26 May 2020 for the above Premises and hereby confirm our acceptance of all the terms, stipulations, covenants and conditions stated therein.

2	We understand and agree that we will only be able to access, print and download our Statement of Accounts (SA) in JTC’s Customer Service Portal.

Yours faithfully

THE COMMON SEAL OF	)
)
was hereunto affixed	)
)
in the presence of:-)

Signature:	/s/ How Meng Hock	Signature:

Name (in full):	How Meng Hock	Name (in full):
Designation:	President and CEO	Designation:	Finance Director

Our Ref:

Case Numbers:

27 April 2023

AMENDED COPY

OMS Oilfield Services Pte. Ltd.

10 Gul Circle

Singapore 629566

Attn: Mr Kevin Yeo

Dear Sirs

EXTENSION OF DECLARED INVESTMENT DEADLINE AND BUILDING PERIOD FOR PTE LOTS A3003426, A3003427 AND A3003428 AT 10 GUL CIRCLE SINGAPORE 629566 (“PROPERTY”)

1	Please note that this letter shall supersede our earlier letter of 3 April 2023.

We refer to the above matter and submission of your request for your Building Investment Period extension of 1.5 years to fulfil the declared Investment.

2	We are pleased to inform you that JTC is granting you an extension of –

(a)	the Declared Investment Deadline from 26 May 2023 to 25 November 2024 to fulfill the Declared Investment;

(b)	the Building Period from 26 May 2023 to 25 November 2024 to complete the development and construction of the Building, structures and installations on the Land in accordance with the requirements set out in the Agreement for Lease; and

(c)	the Completion Submission Date from 25 November 2023 to 25 May 2025 for you to provide us with information (using prescribed forms) that you have fulfilled the Declared Investment (certified by an external auditor) and that the Building Works have been completed in accordance with the plans approved by us and the Authorities (certified by a Qualified Person).

3	You are reminded of the following –

(a)	Compliance with the Green Building Obligations, Aesthetic Control Guidelines and any Planning Design Guidelines attached in the Agreement for Lease;

(b)	The lease of the Property and the Lease Term will be confirmed by us in writing only upon fulfillment of the Declared Investment, Building Works, and Green Building Obligations as stated in the Agreement for Lease, and the Lease will be issued for execution only after issuance of the Certificate of Statutory Completion for the Building and the issuance of a Certificate of Title for the Property to us, and subject to there being no existing breach of any of Your Obligations; and

Address: The JTC Summit, 8 Jurong Town Hall Road, Singapore 609434 | Tel: 1800 568 7000 | Web: www.jtc.gov.sg

(c)	The Initial Assignment Prohibition Period against assignment, creation of a trust, etc stipulated in the Agreement for Lease shall be extended correspondingly based on the time taken for the Confirmation of Tenure.

4	Unless otherwise defined in this letter, capitalised terms used in this letter shall have the same meanings as those defined in the Agreement for Lease.

5	If you have any queries in the meantime, please contact me at HP: .

Yours faithfully

Manager

Offshore & Marine Department

Aerospace & Marine Cluster

HP:

EMAIL: